EXHIBIT 99.1                 OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                        January 14, 2004


Contact:      Ray Adams
              (503) 240-5223


                       OREGON STEEL MILLS, INC. ANNOUNCES
                           SETTLEMENT OF LABOR DISPUTE

Portland, Oregon, January 14, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today a tentative agreement to settle ("Settlement") a six-year old labor dispute between the United Steel Workers of America and the Company's majority-owned subsidiary Rocky Mountain Steel Mills ("RMSM"). The Settlement is conditioned on, among other things, (1) its approval by the Board of Directors of Oregon Steel Mills, Inc. and the shareholders of RMSM, (2) ratification of a new collective bargaining agreement being executed between RMSM and the Union, (3) approval of the Settlement by the National Labor Relations Board and the dismissal of cases pending before the Board related to the labor dispute and (4) various pending legal actions between Oregon Steel Mills and RMSM and the Union being dismissed.

The Settlement if approved will provide remedies for all outstanding unfair labor practices between RMSM and the Union and sets the stage for the ratification of a new five-year collective bargaining agreement. This global settlement includes such terms as the return of employees to their place within the bargaining unit and job categories while providing continuity in the current workforce, the creation of a labor dispute settlement trust to address back pay, and certain pension improvements.

Jim Declusin, Oregon Steel Mills President and CEO, stated, "This labor dispute lasted more than six years. After such a long period of time, there were no winners. Many have said that the Union entered negotiations in 1997 with a pre-determined intent to bring about a strike. Unfortunately, neither the Union nor the Company foresaw at that time the severe consequences the strike would have on the Company and its workforce. Today we have put the dispute behind us and look forward to working together with our workforce to face the challenges of our industry."

The Company will provide additional details about the Settlement in the afternoon of January 15, 2004.